EXHIBIT 99.1

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir web@komag.com

Komag Reports Record Shipments in Fourth Quarter of 2004;
Revenue increases 28% over the prior quarter

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., February 2, 2005 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced record finished disk shipments of 19.8 million units, net income of $15.8 million, and diluted earnings per share of $0.51 on $131.2 million of revenue for the fourth quarter of 2004.

Fourth quarter 2004 results increased significantly over the prior quarter. Third quarter 2004, finished disk shipments were 16.6 million, net income was $9.3 million, and diluted earnings per share was $0.31 on $102.4 million of revenue.

For the 2004 fiscal year, revenue, net income and diluted earnings per share were $458.4 million, $51.4 million and $1.71, respectively. In 2003, revenue, net income and diluted earnings per share were $438.3 million, $36.0 million and $1.47, respectively.

T.H. Tan, Komag’s chief executive officer stated, “We are very proud of our 2004 income statement and balance sheet performance. Fourth quarter 2004 finished unit shipments were a record 19.8 million and our revenue increased 28% to $131.2 million compared to the prior quarter. For the 2004 fiscal year, net income grew 42% and earnings per share increased by 16%. In 2004, we refinanced high cost debt decreasing our debt balance from $116.0 million to $80.5 million and we grew our cash balance from $70.1 million to $104.1 million. We believe our performance in 2004 reflects the validity and strength of the Komag business model.”

Fourth Quarter Review

Sales to Maxtor, Hitachi Global Storage Technologies, and Western Digital accounted for 46%, 30% and 18% of total revenue in the fourth quarter of 2004, respectively. Finished disk shipments for desktop and consumer electronics applications together represented 93% of Komag’s fourth quarter 2004 unit shipment volume. The remaining finished disk shipments (7%) in the fourth quarter of 2004 were disks for high-end server (enterprise) drives. These shipments totaled 1.4 million disks up 47% over the prior quarter.

“We are excited about the market growth opportunities for high capacity advanced disks in traditional desktop and enterprise market segments, as well as the near-line storage applications and rapidly growing consumer applications. Our high capacity 3.5 inch advanced disks at 100GB and greater represented over 20% of our total finished disk shipments in the fourth quarter compared to 10% of shipments in the prior quarter. These disks are primarily targeted for multi-platter consumer electronics applications. These rapidly growing consumer applications include PVR, DVR, HDTV, external storage and other home entertainment devices,” said Mr. Tan.

Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, was 14% of total sales in the fourth quarter of 2004 compared to 11% in the prior quarter. Komag is the world’s largest hard disk substrate manufacturer. Disk substrates are primarily produced for internal use in the manufacture of finished disks. However, the high quality of the Company’s substrates has led to increased external market opportunities.

Business Outlook

“Based on continuing strong market demand, we currently expect total revenue for the first quarter of 2005 to be relatively consistent with the fourth quarter of 2004. Net margin is expected to be in the range of 12% to 14%. We are very excited about the growing market opportunities for digital storage. We are continuing to focus on maintaining a low cost manufacturing structure, providing advanced technology products and strengthening our customer relationships to provide value to our customers, to grow our business and provide financial returns to our shareholders,” said Mr. Tan.

Effect of EITF 04-08

Previously reported diluted earnings per share for quarterly periods in 2004 have been adjusted to reflect the Emerging Issues Task Force (EITF) Issue No. 04-08 “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF 04-08 became effective during the fourth quarter of 2004. As such diluted shares have been adjusted for all quarterly periods in 2004 to include 3.0 million shares of common stock issuable upon conversion of the Company’s $80.5 million 2.0% subordinated convertible notes. For the third quarter of 2004, reported diluted earnings per share have been adjusted from $0.33 to $0.31.

About Komag

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the belief that revenue in the first quarter of 2005 will be relatively consistent with the fourth quarter of 2004, the Company’s ability to accurately estimate net margin, the market for unit shipments of disks and disk drives and the Company’s belief in the market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve its operating yield, cost and profitability targets, a change in the currency exchange rate for the Malaysian ringgit, continued customer demand and the impact of demand variation on factory utilization, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	January 2, 2005	October 3, 2004	December 28, 2003	January 2, 2005	December 28, 2003
Net Sales	$131,229	$102,424	$118,231	$458,377	$438,292
Cost of Sales	100,838	79,256	81,780	346,260	330,870

Gross Profit	30,391	23,168	36,451	112,117	107,422
Gross Profit %	23.2%	22.6%	30.8%	24.5%	24.5%

Research, Development, and Engineering Expense	10,398	9,720	10,996	40,783	42,085
Selling, General, and Administrative Expense	4,795	3,923	5,622	17,980	18,939
Gain on Disposal of Assets	(398)	(230)	(1,151)	(1,028)	(3,021)

Operating Income	15,596	9,755	20,984	54,382	49,419
Interest Income	520	342	181	1,371	524
Interest Expense	(432)	(437)	(3,058)	(3,176)	(13,153)
Other Income (Expense), Net	(9)	(75)	(57)	(151)	250

Income before Income Taxes	15,675	9,585	18,050	52,426	37,040
Provision for (Benefit from) Income Taxes	(75)	321	1,607	1,071	1,000

Net Income	$15,750	$9,264	$16,443	$51,355	$36,040

Net Income %	12.0%	9.0%	13.9%	11.2%	8.2%

Basic Net Income per Share	$0.56	$0.33	$0.70	$1.88	$1.53

Diluted Net Income per Share	$0.51	$0.31 (1)	$0.65	$1.71	$1.47

Basic Shares Outstanding	27,975	27,792	23,643	27,384	23,504

Diluted Shares Outstanding	31,875	31,334 (1)	25,150	31,017	24,518

(1)	Previously reported diluted earnings per share for quarterly periods in 2004 have been adjusted to reflect the Emerging Issues Task Force (EITF) Issue No. 04-08 “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF 04-08 became effective during the fourth quarter of 2004. As such diluted shares have been adjusted to include 3.0 million shares of common stock issuable upon conversion of the Company’s $80.5 million 2.0% subordinated convertible notes. For the third quarter of 2004, reported diluted earnings per share have been adjusted from $0.33 to $0.31.

KOMAG, INCORPORATED
Consolidated Balance Sheets
(in thousands)

	January 2, 2005	December 28, 2003
	(Unaudited)	(NOTE 1)
ASSETS
Cash and Cash Equivalents	$104,110	$70,058
Net Receivables	79,213	60,628
Inventories	35,815	25,501
Prepaid Expenses and Deposits	1,815	2,756

Total Current Assets	220,953	158,943

Property, Plant and Equipment, Net	205,642	184,536
Other Intangible Assets, Net	1,523	4,257
Other Assets	2,977	71

TOTAL ASSETS	$431,095	$347,807

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Portion of Long-Term Debt	$—	$20,247
Trade Accounts Payable	43,082	40,117
Other Liabilities	19,887	25,054

Total Current Liabilities	62,969	85,418

Long-Term Debt	80,500	95,801

Common Stock	242,241	172,695
Deferred Stock-Based Compensation	(91)	(228)
Retained Earnings (Accumulated Deficit)	45,476	(5,879)

TOTAL STOCKHOLDERS’ EQUITY	287,626	166,588

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$431,095	$347,807

NOTE 1:	The Consolidated Balance Sheet at December 28, 2003 was derived from the audited financial statements.